EXHIBIT 99.1




NEWS RELEASE
FOR IMMEDIATE RELEASE


     PRG-SCHULTZ REPORTS FOURTH QUARTER AND FULL-YEAR 2003 FINANCIAL RESULTS


ATLANTA, FEBRUARY 23, 2004 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the fourth quarter and full-year 2003 and provided its initial outlook for the first quarter 2004 and full-year 2004.

FOURTH QUARTER 2003 FINANCIAL HIGHLIGHTS

     o    Revenues for the quarter totaled $95.9 million:
          o Revenues from Accounts Payable Services totaled $87.2 million which exceeded the Company's October 27, 2003 outlook of $82.0 - $84.0 million.
          o Revenues from Accounts Payable Services increased 8.3% sequentially compared to $80.5 million for the third quarter of 2003.
          o    Revenues from Meridian VAT Reclaim totaled $8.7 million.
          o Revenues for the quarter were within the Company's October 27, 2003 outlook of $95.0 - $97.0 million, despite the exclusion of revenues from the Company's previously-owned Communications Division. The Company's October 27, 2003 outlook included $4.0 million in expected fourth quarter revenues relating to the Communications Division. The adjusted outlook, excluding the Communications Division, would have been $91.0 - $93.0 million in revenues.
     o Revenues from the Company's previously-owned Communications Division (including $4.3 million relating to the fourth quarter of 2003) are no longer included as part of the Company's consolidated revenues for any period presented since this division was declared a discontinued operation during the fourth quarter of 2003 and subsequently sold on January 16, 2004 for $19.1 million.
     o Operating results for the quarter were affected by non-cash, pre-tax impairment charges totaling $(206.9) million relating to goodwill and other intangible assets.

     o Diluted loss per share from continuing operations was ($2.74) for the quarter compared with diluted earnings per share from continuing operations of $0.08 during the fourth quarter of 2002. The ($2.74) loss per share includes impairment charges of ($2.73) per diluted share and non-recurring charges relating to the Company's previously-announced strategic business initiatives of ($0.05) per diluted share.
     o EBITDA margin was 6.3% of revenues for the quarter, compared to 12.8% a year ago. See Schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings / (loss).
     o Cash flow from operating activities decreased to $28.0 million for 2003, from $39.4 million during 2002.
     o Capital expenditures (excluding those related to the Company's previously-owned Communications Division) totaled $11.7 million during 2003.

John Cook, Chairman and Chief Executive Officer of PRG-Schultz stated, "The fourth quarter of 2003 was a milestone quarter given that we believe our accounts payable business, both domestically and internationally, has turned the corner toward stabilization. Revenues in the fourth quarter for each of these geographical divisions exceeded comparable third quarter levels. Although we continue to confront a number of significant challenges that we have brought to your attention over the past year, PRG-Schultz remains the undisputed global industry leader. The demand for our services continues to be strong. Our clients remain loyal and supportive, and our employees are committed to providing quality service."

FOURTH QUARTER 2003 FINANCIAL RESULTS

During the fourth quarter of 2003, the Company declared its Communications Division a discontinued operation and subsequently sold it on January 16, 2004. Accordingly, revenues and other operating results of the Communications Division have been removed from the Company's continuing operations for all periods presented. The Communications Division has historically been reported as part of the Company's "Other Ancillary Services" reporting segment. This segment now consists solely of the Meridian VAT Reclaim operations and has been appropriately renamed. The Company's Channel Revenue unit has been reclassified from Other Ancillary Services to Accounts Payable Services for all periods presented due to its extremely small size.

Revenues for the fourth quarter of 2003 totaled $95.9 million, compared to $113.8 million in the fourth quarter of 2002. Revenues from Accounts Payable Services and Meridian VAT Reclaim totaled $87.2 million and $8.7 million, respectively, for the quarter compared to $105.7 million and $8.1 million, respectively, a year ago. The year-over-year decrease of approximately 18% in Accounts Payable Services revenues was due primarily to a decrease in revenues from the Company's U.S. Accounts Payable Services operations. This decline, approximately 30% year-over-year, was due to various on-going challenges previously disclosed by the Company. Revenues from the Company's international Accounts Payable Services operations increased by approximately 14% year-over-year, with growth heavily influenced by the weakening of the U.S. dollar against various international currencies in 2003. Revenues from Meridian VAT Reclaim increased 8% year-over-year due to increased levels of cash collections from the various VAT authorities that form the basis of revenue recognition for this unit.

During the fourth quarter of 2003, as part of its annual intangible asset impairment testing, the Company, together with its independent valuation advisors, tested its goodwill balances as well as other intangible assets. As a result of this process, the Company determined that non-cash, pre-tax intangible asset impairment charges totaling ($206.9) million were required during the quarter and year ended December 31, 2003 in accordance with applicable generally accepted accounting principles.

Of the ($206.9) million of pre-tax impairment charges, (a) ($193.9) million related to impaired goodwill associated with the Accounts Payable Services operations (which constituted an impairment of 53.2% of the total recorded goodwill of that reporting unit), (b) ($8.2) million related to impaired goodwill associated with the Meridian VAT Reclaim operations (which constituted an impairment of 100% of the total recorded goodwill of that reporting unit),
(c) ($3.0) million related to the partial impairment of a trade name, and (d) ($1.8) million related to certain internally-developed audit software which was abandoned in favor of an alternative that was deemed superior.

The Company emphasized that all of these impairment charges are non-cash in nature and that it remained in compliance with all of its bank credit covenants as of December 31, 2003.

In terms of how the goodwill impairment charges were calculated, the Company noted that:

o The goodwill impairment valuation is a two-part test. First, the fair value of each reporting unit is developed and compared with its recorded book value. If the fair value is less than book value, a second test is required.
o The Company's public stock price decreased throughout much of 2003, making the Company subject to the second test when required annual goodwill impairment testing was conducted as of October 1, 2003. The second test,if required, determines the amount of the actual impairment charge, if any, and is essentially a hypothetical purchase price allocation as if an outside party were acquiring the reporting unit for the identified fair value.

o Unimpaired goodwill under this second test is the residual amount after fair value is allocated to all other assets and liabilities, including many organically-created intangible assets which are not actually recorded on a company's balance sheet under generally accepted accounting principles because they did not result from a business acquisition.
o For a company like PRG-Schultz with significant and valuable unrecorded intangible assets, such as a major portion of its relationships with a marquis listing of multinational clients, a failure of step one of the two-part goodwill impairment test can easily result in a significant impairment charge under step two.

Net loss from continuing operations for the fourth quarter of 2003 was ($168.3) million, or ($2.74) per diluted share, compared to net earnings of $4.8 million, or $0.08 per diluted share, during the fourth quarter of 2002. The fourth quarter of 2003 included after-tax charges of ($3.1) million, or ($0.05) per diluted share, relating to the Company's previously disclosed strategic business initiatives. The fourth quarter of 2002 included after-tax charges of ($8.6) million, or ($0.11) per diluted share, relating to the integration of the businesses of Howard Schultz & Associates International, Inc., which the Company acquired in January 2002.

Historically, after-tax interest and amortization expense related to the Company's convertible notes have been added back to earnings from continuing operations for the purpose of calculating diluted earnings per share. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have historically been added to the diluted share count. For the quarter and year ended December 31, 2003, generally accepted accounting principles require that these adjustments not be made since the resulting calculations would have been anti-dilutive.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2003 totaled $6.0 million, or 6.3% of revenues, compared to $14.6 million, or 12.8% of revenues, in the fourth quarter of 2002. See Schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings
(loss).

FULL-YEAR 2003 FINANCIAL RESULTS

Revenues for the full-year 2003 totaled $375.7 million, compared to $446.9 million for the full-year 2002. Revenues from Accounts Payable Services and Meridian VAT Reclaim totaled $335.3 million and $40.4 million, respectively, during 2003, compared to $413.3 million and $33.6 million, respectively, a year ago.

Net loss from continuing operations before cumulative effect of an accounting change for the full-year 2003 was ($162.6) million, or ($2.63) per diluted share, compared to net earnings of $26.4 million, or $0.38 per diluted share, during full-year 2002.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for full-year 2003 totaled $34.1 million, or 9.1% of revenues, compared to $68.8 million, or 15.4% of revenues, for the 2002 full-year period. See Schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings
(loss).

Schedules 3 and 4 provide summary financial results from continuing operations for the fourth quarters and full-years 2003 and 2002 by operating segment.
Schedule 5 provides a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings / loss.

CASH FLOW, DSOS AND CAPITAL EXPENDITURES

Net cash from operating activities for full-year 2003 was approximately $28.0 million, compared to $39.4 million in full-year 2002.

Company-wide, Days Sales Outstanding (DSOs) at the end of the fourth quarter of 2003 stood at 50 days, compared to 53 days a year ago.

Capital expenditures totaled approximately $11.7 million for full-year 2003, compared to $23.3 million in the same period a year ago. Amounts for both years exclude capital expenditures related to the Company's Communications Division which was declared a discontinued operation in the fourth quarter of 2003 and subsequently sold on January 16, 2004. Capital expenditures were higher in 2002 due to the acquisitions and integration of the businesses of Howard Schultz & Associates International, Inc. and affiliates.

2004 OUTLOOK

Full-Year 2004:

For the full-year 2004,  consolidated revenues are expected to range from $375.0
- $380.0 million. Revenues from Accounts Payable Services are expected to range from $344 - $347 million, and revenues from Meridian VAT Reclaim are expected to range from $31 - $33 million.

Diluted earnings per share from continuing operations are expected to range from $0.14 to $0.17 in 2004. This outlook includes an earnings reduction of approximately $(0.08) per share to reflect already-identified severance and other costs related to the Company's strategic business initiatives, which are more fully discussed below.

First Quarter 2004:

For the first quarter of 2004, consolidated revenues are expected to range from $86.0 - $88.0 million. Revenues from Accounts Payable Services are expected to range from $78.0 - $79.0 million, and revenues from Meridian VAT Reclaim are expected to approximate $8.0 - $9.0 million.

Diluted earnings per share from continuing operations are expected to range from a loss of $(0.05) to a loss of $(0.06) in the first quarter of 2004. This outlook also includes an earnings reduction of approximately $(0.04) per share related to the Company's strategic business initiatives.

STRATEGIC BUSINESS INITIATIVES

During late 2003, the Company announced a series of strategic initiatives designed to ensure its continued growth, maintain its dedicated focus on its clients, and sustain its success. Specifically, the Company announced plans to:

    o    Evolve the service model;
    o    Develop new business opportunities; and
    o    Grow the international business.

Evolve the Service Model:

PRG-Schultz, as currently constituted, reflects the former Profit Recovery Group entity that was organically grown since 1990, and an assemblage of various acquisitions culminating in the 2002 merger with Howard Schultz & Associates International, Inc. Although the Company believes that it has been successful in eliminating duplicative selling, general and administrative costs as merged entities were assimilated, there had been little focus until late 2003 on developing uniform audit tools, audit methodologies and field staffing protocols. The Company believes that this consistency is a critical prerequisite to providing a uniform foundation for leveraging best practices throughout the world. Another area PRG-Schultz is addressing is achieving revenue generation and cost efficiencies by performing certain components of the Company's recovery audit process in a specialized, centralized work group setting.

For 2004, our work on evolving the service model continues to concentrate on the U.S. Accounts Payable business and domestic corporate support functions. The Company currently expects annualized cost savings of $16.0 - $20.0 million in 2005 upon completion of this U.S.-based work effort. A significant portion of these expected cost savings are being targeted for reinvestment to fund the cost of new growth initiatives, including significant additional financial commitments to international expansion and new business development. In conducting this service model initiative, the Company is incurring expenses for items such as employee severances, the closure of offices and the fees of outside advisors. During 2003, the Company incurred after-tax costs of $(0.09) per diluted share on these U.S. strategic business initiatives and expects to incur after-tax costs of $(0.08) per diluted share in 2004.

Develop New Business:

During 2003, the Company created, funded and staffed a discrete business development unit charged with developing new channels of revenue for the Company. The Company is pleased with the progress and initiatives of the new group to-date and intends to devote considerably greater resources to the group in 2004.

Grow the International Business:

The Company anticipates devoting significantly greater resources and emphasis in 2004 to its international operations with a goal of realizing the significant revenue growth potential of these marketplaces. To that end, the Company appointed Richard Bacon, a seasoned business executive, as Executive Vice President of International Business in September 2003.

The ultimate goals of the Company's strategic initiatives are to improve our client services, to resume acceptable levels of revenue growth, and to adequately and appropriately compensate our revenue-producing professionals.

"This is a dynamic time for our Company as we make significant progress towards an exciting new future," said Cook. "The successful execution of these three strategic initiatives will allow us to resume top line growth and, as U.S. revenues increase, should create a significant profit flow-through as a result of our reduced expense base. I am also encouraged by the rapidly improving economy that not only strengthens the operations of our clients, but also inherently provides more purchase transactions for us to audit."

CONFERENCE CALL AND WEBCAST INFORMATION

PRG-Schultz will hold a conference call today, February 23, 2004, at 10:00 a.m. E.T. Listeners in the U.S. and Canada should dial 800-374-0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706-643-1837. To be admitted to the call, provide the leader's name 'John Cook,' reference the Company, and provide the passcode 'PRGX.'

The teleconference will also be webcast on the Internet at www.prgx.com (go to the Investor Relations home page). Microsoft Windows Media Player is required to access the webcast and can be downloaded from www.microsoft.com/windows/mediaplayer.

A copy of this press release is also available at www.prgx.com under the heading "Investor Relations - News."

ABOUT PRG-SCHULTZ INTERNATIONAL, INC.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of profit improvement services. PRG-Schultz employs approximately 3,100 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

FORWARD LOOKING STATEMENTS

Statements made in this news release, which look forward in time, involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we have violated our debt covenants several times in the past and may inadvertantly do so in the future, (ii) violation of our debt covenants could result in an acceleration of our outstanding bank debt (totaling $31.6 million at December 31, 2003) as well as debt under our convertible notes (totaling $125.0 million in gross principal balance at December 31, 2003), and we may not be able to secure sufficient liquid resources to pay the accelerated debt, (iii) our bank credit facility is scheduled to expire on December 31, 2004, and there can be no assurance that we will be successful in extending or replacing it, (iv) we may continue to experience revenue losses or delays as a result of our U.S. retailing clients' actual and / or potential revision of claim approval and claim processing guidelines, (v) the bankruptcy of any of our larger clients, or of any such clients' larger customers or suppliers, could impair then-existing accounts receivable and reduce expected future revenues from such clients, (vi) a portion of $5.5 million in payments on account from a bankrupt client of the Company received during the quarter ended March 31, 2003 might be recoverable as "preference payments" under United States bankruptcy laws and, if so, would result in the recording of an unbudgeted expense in the Company's financial statements and the creation of an unbudgeted liquidity demand, (vii) modifications to auditor compensation models may negatively impact employee productivity and retention, and therefore, our ability to generate revenues, (viii) the Meridian VAT Reclaim operating segment may require additional time and effort of Company executives and may therefore distract management from its focus on the Company's core Accounts Payable Services business, (ix) proposed legislative and regulatory initiatives concerning the mechanisms of European value added taxation, if finalized as currently drafted, would reduce material portions of the revenues of Meridian VAT Reclaim, (x) we may not achieve anticipated expense savings in connection with our strategic business initiatives and may incur costs in excess of those currently anticipated in order to implement these initiatives, (xi) our past and future investments in technology may not benefit our business, (xii) our Accounts Payable Services businesses may not grow as expected, and we may not be able to increase the number of clients, particularly commercial clients, utilizing broad-scope audits, (xiii) our international expansion may prove unprofitable or may take longer to accomplish than we anticipate, and (xiv) the reorganization of our U.S. Accounts Payable Services operations in connection with our current strategic business initiatives may adversely affect our ability to generate anticipated revenues and profits and may not be successful or may require more time, management attention or expense than we currently anticipate. Other risks and uncertainties that may affect our business include (i) the possibility of an adverse judgment in pending securities litigation, (ii) potential timing issues that could delay revenue recognition, (iii) future weakness in the currencies of countries in which we transact business, (iv) changes in economic cycles, (v) competition from other companies, (vi) changes in governmental regulations applicable to us, and other risk factors discussed in our Securities and Exchange Commission filings, including the Company's Form 10-Q as filed with the Securities and Exchange Commission on November 12, 2003 and Form 10-K as filed with the Securities and Exchange Commission on March 17, 2003. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

                                      # # #




CONTACT:
                  Gene Ellis
                  Chief Financial Officer
                  (770) 779-3230



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

                                                            SCHEDULE 1
                                         PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            (UNAUDITED)

                                                                             THREE MONTHS                     TWELVE MONTHS
                                                                          ENDED DECEMBER 31,               ENDED DECEMBER 31,
                                                                    -------------------------------   ------------------------------
                                                                        2003             2002             2003             2002
                                                                    --------------   --------------   -------------    -------------

Revenues                                                                $ 95,864      $ 113,774       $ 375,701        $ 446,890
Cost of revenues                                                          59,934         65,290         233,689          253,852
Selling, general and administrative expenses                              33,858         38,702         124,240          142,001
Impairment charges                                                       206,923              -         206,923                -
                                                                    --------------   --------------   -------------    -------------

     Operating income (loss)                                            (204,851)         9,782        (189,151)          51,037

Interest (expense), net                                                   (2,284)        (2,181)         (8,948)          (9,339)
                                                                    --------------   --------------   -------------    -------------

     Earnings (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of accounting
         change                                                         (207,135)         7,601        (198,099)          41,698

Income tax expense (benefit)                                             (38,793)         2,791         (35,484)          15,336
                                                                    --------------   --------------   -------------    -------------

     Earnings (loss) from continuing operations before discontinued
         operations and cumulative effect of accounting change          (168,342)         4,810        (162,615)          26,362

Discontinued operations:
     Earnings (loss) from discontinued operations, net of income taxes       240            285           1,267           (7,794)

     Gain on disposal / retention of discontinued operations, net of
         income taxes                                                          -              -             530            2,716
                                                                    --------------   --------------   -------------    -------------

     Earnings (loss) from discontinued operations                            240            285           1,797           (5,078)

     Earnings (loss) before cumulative effect of accounting change      (168,102)         5,095        (160,818)          21,284

Cumulative effect of accounting change, net of income taxes                    -              -               -           (8,216)
                                                                    --------------   --------------   -------------    -------------

            Net earnings (loss)                                       $ (168,102)       $ 5,095      $ (160,818)        $ 13,068
                                                                    ==============   ==============   =============    =============

Basic earnings (loss) per share:
     Earnings (loss) from continuing operations before discontinued
         operations and cumulative effect of accounting change           $ (2.74)        $ 0.08         $ (2.63)          $ 0.42
     Discontinued operations                                                0.01              -            0.03            (0.08)
     Cumulative effect of accounting change                                    -              -               -            (0.13)
                                                                    --------------   --------------   -------------    -------------
            Net earnings (loss)                                          $ (2.73)        $ 0.08         $ (2.60)          $ 0.21
                                                                    ==============   ==============   =============    =============

Diluted earnings (loss) per share:
     Earnings (loss) from continuing operations before discontinued
         operations and cumulative effect of accounting change           $ (2.74)        $ 0.08         $ (2.63)          $ 0.38
     Discontinued operations                                                0.01              -            0.03            (0.06)
     Cumulative effect of accounting change                                    -              -               -            (0.10)
                                                                    --------------   --------------   -------------    -------------
            Net earnings (loss)                                          $ (2.73)        $ 0.08         $ (2.60)          $ 0.22
                                                                    ==============   ==============   =============    =============

Weighted average shares outstanding:
     Basic                                                                61,513           62,961          61,751           62,702
                                                                    ==============   ==============   =============    =============
     Diluted                                                              61,513           79,652          61,751           79,988
                                                                    ==============   ==============   =============    =============



                                                          SCHEDULE 2
                                       PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                                    (AMOUNTS IN THOUSANDS)
                                                         (UNAUDITED)


                                                                                          DECEMBER 31,         DECEMBER 31,
                                                                                              2003                 2002
                                                                                       -------------------   ------------------
                                                                  ASSETS
Current assets:
     Cash and cash equivalents                                                                   $ 26,658             $ 14,860
     Restricted cash                                                                                5,758                    -
     Receivables:
        Contract receivables                                                                       53,185               67,418
        Employee advances and miscellaneous receivables                                             3,573                3,600
                                                                                       -------------------   ------------------
            Total receivables                                                                      56,758               71,018
                                                                                       -------------------   ------------------
     Funds held for client obligations                                                             18,690                9,043
     Prepaid expenses and other current assets                                                      3,779                4,017
     Deferred income taxes                                                                          9,211               25,930
     Current assets of discontinued operations                                                      3,179                2,609
                                                                                       -------------------   ------------------
            Total current assets                                                                  124,033              127,477
Property and equipment                                                                             29,466               33,619
Goodwill                                                                                          170,619              371,833
Intangible assets                                                                                  31,617               36,214
Deferred income taxes                                                                              65,370               10,628
Other assets                                                                                        3,152                4,440
Long-term assets of discontinued operations                                                         1,792                1,569
                                                                                       -------------------   ------------------
             Total assets                                                                       $ 426,049            $ 585,780
                                                                                       ===================   ==================


                                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt                                                      $ 31,600              $ 5,527
     Obligation for client payables                                                                18,690                9,043
     Accounts payable and accrued expenses                                                         25,780               23,985
     Accrued payroll and related expenses                                                          40,256               48,968
     Deferred revenue                                                                               4,601                2,490
     Current liabilities of discontinued operations                                                 1,391                1,902
                                                                                       -------------------   ------------------
            Total current liabilities                                                             122,318               91,915
Long-term bank debt, excluding current installments                                                     -               26,363
Convertible notes, net of unamortized discount of $2,605 in 2003 and
     $3,509 in 2002                                                                               122,395              121,491
Deferred compensation                                                                               3,695                4,011
Other long-term liabilities                                                                         4,511                4,115
                                                                                       -------------------   ------------------
            Total liabilities                                                                     252,919              247,895
                                                                                       -------------------   ------------------
Shareholders' equity:
     Preferred stock                                                                                    -                    -
     Common stock                                                                                      67                   67
     Additional paid-in capital                                                                   492,878              491,894
     Accumulated deficit                                                                         (271,496)            (110,678)
     Accumulated other comprehensive income (loss)                                                    616               (1,601)
     Less treasury stock at cost                                                                  (48,710)             (41,182)
     Unearned portion of restricted stock                                                            (225)                (615)
                                                                                       -------------------   ------------------
            Total shareholders' equity                                                            173,130              337,885
                                                                                       -------------------   ------------------
             Total liabilities and shareholders' equity                                         $ 426,049            $ 585,780
                                                                                       ===================   ==================

                                                   SCHEDULE 3
                                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                          SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                                  (UNAUDITED)

THREE MONTHS ENDED DECEMBER 31
(IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)
                                                  2003                            2002
                                     -------------------------------   ------------------------------
                                               $            % REV.             $            % REV.
                                     -------------------------------   ------------------------------
ACCOUNTS PAYABLE SERVICES
-------------------------

Revenues                                          $87,143                        $105,700
Operating Income (Loss)                         ($180,949)    -207.6%             $31,452      29.8%
-----------------------------------------------------------------------------------------------------

MERIDIAN VAT RECLAIM
--------------------

Revenues                                           $8,721                          $8,074
Operating Income (Loss)                           ($7,233)     -82.9%              $1,069      13.2%
-----------------------------------------------------------------------------------------------------

CORPORATE SUPPORT
-----------------

Operating Loss                                   ($16,669)     -17.4%            ($22,739)    -20.0%
-----------------------------------------------------------------------------------------------------

TOTAL
-----

Revenues                                          $95,864                        $113,774
Operating Income (Loss)                         ($204,851)    -213.7%              $9,782       8.6%

Earnings (Loss) from
Continuing Operations                           ($168,342)    -175.6%              $4,810       4.2%

Diluted Earnings (Loss) Per
Share from Continuing
Operations                                          ($2.74)                         $0.08

Diluted Shares                                     61,513                          79,652
-----------------------------------------------------------------------------------------------------


Notes:
Corporate Support Operating Income % shown as a % of Total Revenues

Earnings (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations are prior to Earnings from Discontinued Operations.

                                                   SCHEDULE 4
                                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                          SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                                  (UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31
(IN THOUSANDS EXCEPT EARNINGS PER SHARE DATA)

                                             2003                            2002
                                     -------------------------------   ------------------------------
                                               $            % REV.             $            % REV.
                                     -------------------------------   ------------------------------
ACCOUNTS PAYABLE SERVICES
-------------------------

Revenues                                         $335,328                        $413,260
Operating Income (Loss)                         ($137,977)     -41.1%            $114,004      27.6%
-----------------------------------------------------------------------------------------------------

MERIDIAN VAT RECLAIM
--------------------

Revenues                                          $40,373                         $33,630
Operating Income                                   $3,702        9.2%              $4,768      14.2%
-----------------------------------------------------------------------------------------------------

CORPORATE SUPPORT
-----------------

Operating Income                                 ($54,876)     -14.6%            ($67,735)    -15.2%
-----------------------------------------------------------------------------------------------------

TOTAL
-----

Revenues                                         $375,701                        $446,890
Operating Income (Loss)                         ($189,151)     -50.3%             $51,037      11.4%

Earnings (Loss) from
Continuing Operations                           ($162,615)     -43.3%             $26,362       5.9%

Diluted Earnings (Loss) Per
Share from Continuing
Operations                                         ($2.63)                          $0.38

Diluted Shares                                     61,751                          79,988
-----------------------------------------------------------------------------------------------------

Notes:
Corporate Support Operating Income % shown as a % of Total Revenues

Earnings (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations are prior to Earnings (Loss) from Discontinued Operations (2003 & 2002) and Cumulative Effect of Accounting Change (2002).

                                                      SCHEDULE 5
                                   PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                    RECONCILIATION OF EBITDA TO NET EARNINGS (LOSS)
                                                      (UNAUDITED)


(IN THOUSANDS)

                                                           THREE MONTHS                          TWELVE MONTHS
                                                        ENDED DECEMBER 31,                    ENDED DECEMBER 31,
                                                 --------------------------------     ------------------------------
                                                       2003             2002                2003              2002
                                                 -----------------  -------------     ------------------  ---------------

Net Earnings (Loss)                                   $ (168,102)         $ 5,095         $ (160,818)          $ 13,068

Adjust for:
Cumulative Effect of Accounting Change,
Net of Income Taxes                                            -                -                  -             (8,216)
Earnings (Loss) From Discontinued Operations                 240              285              1,797             (5,078)
                                                 -----------------  -------------     ------------------  ---------------

Earnings (Loss) from Continuing Operations              (168,342)           4,810           (162,615)            26,362

Adjust for:
Income Taxes                                             (38,793)           2,791            (35,484)            15,336
Interest                                                   2,284            2,181              8,948              9,339
Depreciation and Amortization                              3,952            4,809             16,336             17,763
Impairment Charges                                       206,923                -            206,923                  -
                                                 -----------------  -------------     ------------------  ---------------

EBITDA                                                   $ 6,024         $ 14,591           $ 34,108           $ 68,800
                                                 =================  =============     ==================  ===============


Total Revenues                                          $ 95,864        $ 113,774          $ 375,701          $ 446,890

EBITDA as % of Revenues                                     6.3%            12.8%               9.1%             15.4%



In this press release, the Company has provided a financial measure, EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization, as well as impairment charges disclosed herein. EBITDA is considered a 'non-GAAP' financial measure within the meaning of Regulation G and may not be similar to EBITDA measures employed by other companies. EBITDA is presented solely as a supplemental disclosure because management believes it to be an effective measure of the operating performance of the Company's core business activities. EBITDA is not provided as a measure of liquidity and should not be viewed as such. EBITDA should not be considered in isolation of, or as a substitute for, other measures for determining operating performance that are calculated in accordance with GAAP. This schedule provides a reconciliation of EBITDA to net income, in accordance with Securities and Exchange Commission guidance.